EXHIBIT 99.1

ATLANTIC AMERICAN CORPORATION REPORTS FIRST QUARTER RESULTS

ATLANTA, Georgia, May 14, 2007 - Atlantic American Corporation (Nasdaq- AAME) today reported net income for the first quarter ended March 31, 2007 of $851 thousand or $0.02 per diluted share, compared to net income of $3.5 million or $0.14 per diluted share in the first quarter of 2006. Total revenue for the first quarter of 2007 decreased to $39.9 million, a decrease of 18.7% from 2006 first quarter revenue of $49.1 million. Premiums for the first quarter of 2007 decreased 13.0% to $35.1 million from $40.3 million for the comparable quarter in 2006. The decrease in premiums for the quarter was primarily attributable to a continued competitive pricing environment in all lines of business coupled with the non-renewal of targeted classes of property business. In the first quarter of 2007, net realized investment gains were $17 thousand compared to net realized investment gains of $4.0 million in the first quarter of 2006. Pre-tax operating earnings, which represents pre-tax income excluding realized investment gains, increased 20.3% to $1.3 million in the first quarter of 2007 from $1.1 million in the first quarter of 2006.

Commenting on the quarter, Hilton H. Howell, Jr., president and chief executive officer, stated “Even though our markets remain extremely competitive from a product and pricing standpoint, our initiatives during the past twelve to eighteen months, particularly in our regional property and casualty operations, are beginning to yield positive results. Likewise the product diversification efforts in our life and health company are gaining market acceptance and we are beginning to experience increases in levels of new business. As we enter the upcoming hurricane season, we believe that our Company is well postured from an exposure and reinsurance perspective to adequately absorb whatever the season may bear. The first quarter is off to a good beginning and we look forward to the balance of the year.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, property and casualty insurance industries. Its principal subsidiaries include American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company, Georgia Casualty & Surety Company, Association Risk Management General Agency, Association Casualty Insurance Company and Self-Insurance Administrators, Inc.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation has filed with the Securities and Exchange Commission.

For further information contact:

John G. Sample, Jr.
Senior Vice President and Chief Financial Officer
Atlantic American Corporation
404-266-5501

Atlantic American Corporation
Financial Data
As of March 31, 2007
(Unaudited; Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
Insurance premiums	$ 35,100	$ 40,334
Investment income	4,470	4,463
Realized investment gains, net	17	3,968
Other income	311	320
Total revenue	39,898	49,085
Insurance benefits and losses incurred	22,395	25,418
Commissions and underwriting expenses	11,535	13,666
Interest expense	1,030	1,045
Other	3,617	3,904
Total benefits and expenses	38,577	44,033
Income before income tax expense	1,321	5,052
Income tax expense	470	1,558
Net income	$ 851	$ 3,494
Net income per common share:
Basic	$ 0.02	$ 0.15
Diluted	$ 0.02	$ 0.14

Selected Balance Sheet Data	March 31, 2007	December 31, 2006
Total investments	$ 307,935	$ 298,775
Total assets	449,001	458,632
Insurance reserves and policy funds	265,245	267,507
Debt	53,988	53,988
Total shareholders' equity	95,691	94,188
Book value per common share	3.50	3.43